EXHIBIT 10.22

1/9/01

Dear Rich:

We are pleased to extend you an offer to join IMPATH Inc. as General Counsel and Secretary (the Secretary position is contingent upon approval by the Board of Directors). You will be paid a base salary of $200,000/year with bonus potential of up to $50,000. You will be granted an option to purchase 20,000 shares of IMPATH stock as outlined in our Company’s 2000 Stock Option Plan. IMPATH will also provide you with $800 for a monthly automobile allowance. You are an exempt employee as defined by the Fair Labor Standards Act.

Your date of hire will be 2/5/01. We have enclosed detailed information about our benefit plans and all necessary forms to be completed. Your benefits package will remain consistent with other executive officers of the Company (i.e. CFO and CIO), including four weeks of paid vacation per year.

Your employment will be “at-will” and either party can terminate the employment relationship with or without cause, and at any time; provided, however that, (i) should the Company terminate you for reasons other than gross negligence or willful misconduct, or (ii) should you terminate your employment with the Company for a reduction in the above base salary, a demotion in your position with the Company or a change in your duties and responsibilities inconsistent with your position, then, in the case of (i) or (ii) above you would receive three months base pay as severance if such termination occurred within the first year of employment and you would receive severance of six months base pay if such termination occurred after one year of employment with the Company; In addition, if your employment is terminated by you or the Company within sixty (60) days prior to or within one (1) year following a change of control of the Company, the severance period will be twelve (12) months regardless of your length of service.

Please sign the enclosed confidentiality/ non-solicitation agreements and return it to me as soon as possible.

This offer is contingent upon satisfactory reference checks.

If you have any questions, feel free to call me.

Sincerely,

/s/ Rich Adelson

Rich Adelson
Executive Vice President & COO